ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.
                                    as Buyer

                           RECORDS RETENTION/FILESAFE
                                    as Seller





                              AS OF AUGUST 20, 1997

                                TABLE OF CONTENTS


ARTICLE I...................................................................1
         DEFINITIONS........................................................1


ARTICLE II..................................................................4
         SALE AND PURCHASE OF SUBJECT ASSETS................................4


ARTICLE III.................................................................7
         REPRESENTATIONS AND WARRANTIES OF SELLER...........................7


ARTICLE IV.................................................................15
         REPRESENTATIONS AND WARRANTIES OF BUYER...........................15


ARTICLE V..................................................................16
         PRE-CLOSING AGREEMENTS............................................16


ARTICLE VI.................................................................19
         CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE..............19


ARTICLE VII................................................................22
         CONDITIONS PRECEDENT TO OBLIGATION OF SELLER......................22


ARTICLE VIII...............................................................23
         THE CLOSING.......................................................23


ARTICLE IX.................................................................24
         POST-CLOSING MATTERS..............................................24


ARTICLE X..................................................................25
         TERMINATION.......................................................25


ARTICLE XI.................................................................26
         INDEMNIFICATION...................................................26


ARTICLE XII................................................................31
         MISCELLANEOUS PROVISIONS..........................................31

                                TABLE OF CONTENTS
                                    (cont'd.)



Schedule 1.7          Items of Excluded Personal Property
Schedule 1.8          General Ledger entries for Funded Indebtedness
Schedule 1.11         Owned Premises Legal Description
Schedule 1.12         Principal Items of Owned Tangible Assets and
                      Software Licenses
Schedule 2.3          Allocation of Purchase Price
Schedule 3.3          Compliance with Other Instruments
Schedule 3.4          Authorizations
Schedule 3.5          Encumbrances
Schedule 3.6          Contracts
Schedule 3.8          Litigation; Claims
Schedule 3.9          Permits, Licenses
Schedule 3.10         List of Environmental Reports
Schedule 3.11         Encumbrances on Leased Premises
Schedule 3.13         Financial Statement Exceptions
Schedule 3.14         Benefit Plans
Schedule 3.16         Customers/Seeking Bids
Schedule 3.18         Employee Information
Schedule 3.24         Transactions with Interested Persons
Schedule 3.25         Exceptions to locatable records
Schedule 3.26         Exceptions to prompt shelving/filing
Exhibit 2.2           Post-Closing Escrow Agreement
Exhibit 6.3(i)-(iv)   Noncompetition and Confidentiality Agreement
Exhibit 6.11          Opinion of Seller's Counsel
Exhibit 7.4           Opinion of Buyer's General Counsel

                        ASSET PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT ("Agreement") is made as of the 20th day of August, 1997 by and between Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer"), and Records Retention/Filesafe, a California limited partnership ("Seller").

                                    RECITALS

         A. Seller is engaged in the business of providing records management and storage services in the metropolitan San Francisco, Oakland, the "Silicon Valley" area and metropolitan Los Angeles, California under the trade name "Filesafe".

         B. Buyer desires to purchase, and Seller desires to sell, substantially all the assets of the Business (as hereinafter defined) on the terms and subject to the conditions contained in this Agreement.

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

Section 1.1 Agreement means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

Section 1.2 Business means the paper and magnetic media records management and storage business and related paper shredding business conducted by Seller in metropolitan San Francisco, Oakland, the "Silicon Valley" area and metropolitan Los Angeles, California under the trade name "Filesafe".

Section 1.3 Closing means the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article VIII.

Section 1.4 Closing Date shall be October 1, 1997, or such other date as the parties may agree.

Section 1.5 Effective Time means 12:01 a.m. in San Francisco, California on the Closing Date.

Section 1.6 Encumbrances means any and all encumbrances, mortgages, deeds of trust, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets.

Section 1.7 Excluded Assets means (i) Seller's partnership, tax and financial records not relevant to the operation of the Business or preparation of tax returns related to the Business, (ii) Seller's interest in the Versatrac and Source File businesses, including Source File's interest in the storage contract between Seller and Source File dated May 9, 1997; (iii) the payments and distributions that Seller is permitted to make pursuant to Section 2.2(a)(ii) hereof; (iv) all claims, rights and causes of action whatsoever, whether under insurance policies, claims for contribution or indemnification, whether as a matter of tort, contract or otherwise, from other parties which relate to any of the Excluded Assets or liabilities of Seller not expressly assumed by Buyer; and
(v) certain items of personal property and software licenses related to the Versatrac and Source File businesses which are listed on Schedule 1.7.

Section 1.8 Funded Indebtedness means, with respect to Seller, liabilities in respect of borrowed money, capitalized leases and other funded obligations with respect to which Seller pays interest, but shall not include trade accounts payable. Schedule 1.8 identifies items of Funded Indebtedness on Seller's general ledger as of December 31, 1996.

Section 1.9 Knowledge or the phrases "to the knowledge of" or "to the best of Seller's knowledge", when used in reference to Seller, means (except as otherwise stated herein) matters actually known by Thomas R.
Morehouse, Leston Faulds or Richard Stehr after reasonable investigation.

Section 1.10 Leased Premises means the following premises occupied by Seller in which the Business is operated:

               (i) the building at 17118 South Main Street, Carson (Gardena), California owned by Edward D. Webb, and leased to Records Retention/Filesafe or nominee pursuant to a lease dated December 3, 1993, as amended by a Second Addendum dated January 31, 1994 and an Amendment dated February 4, 1994;

               (ii) Units E, F and G, constituting approximately 44,054 square feet of space, of the building located at 111 Uranium Drive, Sunnyvale, California, owned by The Realty Associates Fund III and leased pursuant to a lease dated February 4, 1997 to Filesafe, Inc.; and

               (iii) the building at 50 Crisp Street, San Francisco, California, owned by Crisp Building, Inc. and leased to Filesafe, Inc. pursuant to a lease dated October 16, 1985, which lease has been extended to expire on August 31, 2005.

         The leases for the Leased Premises are referred to herein collectively as the "Leases", and each individually as a "Lease".

         Section 1.11 Owned Premises means the land, buildings and other improvements at the following addresses:

               (i) 1350 West Grand Avenue, Oakland, California; and

               (ii) Madrone Way, Felton, California.

The legal description of each of the Owned Premises is set forth in Schedule
1.11.


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

Section 1.12 Subject Assets means all of Seller's assets and properties of whatever kind, character and description, and whether tangible, intangible, real, personal or mixed, and wherever located, excluding the Excluded Assets. The Subject Assets, which assets constitute all the assets, property and equipment owned by Seller or any subsidiary of Seller and regularly used in the Business, include the following Tangible Assets and Interests:

         A. Tangible Assets means all personal tangible property used in the Business, such as inventory; computers, computer peripherals and maintenance manuals; word processors; typewriters and other business machines; automobiles, trucks and other vehicles; warehouse equipment; lifts; pallet jacks; racking and shelving; shredders; furniture, furnishings, and office equipment; and supplies. Principal items of Tangible Assets, including vehicles, are listed on Schedule 1.12.

         B. Interests means all intangible property used in the Business to the extent assignable, including rights, privileges, benefits and interests under all contracts and agreements, together with consents, licenses, files and correspondence related thereto; licensee rights in computer software used or useful in the Business, including the software licenses listed in Schedule 1.12; governmental permits, including certificates of occupancy; agreements, leases and arrangements with respect to intangible or tangible property or interests therein; confidentiality and non-competition agreements with employees and third parties, whether oral or written; consents; agreements with suppliers and customers; deposits held by contract parties, including any lease deposits; rights to refunds; prepaid expenses; accounts receivable; equity interests held by Seller in any business entity in any form of records management business; Seller's rights in and to the trade names "Filesafe" and "Records Retention"; all financial and operating records related to the Business, excluding Seller's income tax records; and any sales agent or sales affiliate agreements used in connection with the Business.

         Buyer acknowledges that where an Interest is represented by a contract right, Buyer's failure to assume such contract may mean that the Interest associated therewith will not be available to Buyer.

Section 1.13 Taxes means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.




                     (ARTICLE II COMMENCES ON THE NEXT PAGE)

                                   ARTICLE II
                       SALE AND PURCHASE OF SUBJECT ASSETS

Section 2.1 Sale and Transfer. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, at the Closing, all of the Subject Assets.

Section 2.2 Purchase Price; Assumption of Certain Obligations.

         (a) Purchase Price. The Purchase Price to be paid by Buyer for all the Subject Assets shall be Forty-two Million Dollars ($42,000,000), plus assumption of all Funded Indebtedness, trade accounts payable, deferred revenue and other accrued expenses of Seller as of the Effective Time, provided that Buyer's assumption of such obligations of Seller shall be limited as follows:

               (i) Seller shall have incurred no Funded Indebtedness in addition to that reflected on Seller's balance sheet as of December 31, 1996, and no trade accounts payable (other than customary trade accounts payable incurred in the ordinary course of business) since December 31, 1996, and Seller shall have operated the Business in the ordinary course between December 31, 1996 and the Effective Time;

               (ii) Seller shall have not made any cash distributions to or other payments to the General Partners or the limited partners of Seller (including payments in the form of bonuses, loans or distributions of profit or gain) between December 31, 1996 and the Effective Time other than distributions which do not exceed Seller's net income for such period, determined on the basis of generally accepted accounting principles ("GAAP"), applied in a manner consistent with Seller's financial statements as of and for the period ended December 31, 1996; and

               (iii) the sum of Funded Indebtedness, less cash as of the Effective Time shall not exceed the sum of Funded Indebtedness, less cash at December 31, 1996.

         If Seller's Funded Indebtedness less cash exceeds what it would otherwise be if Seller had complied with the foregoing, Buyer shall not assume or be liable for such excess, which shall be the sole responsibility of Seller.

         Notwithstanding any other provision of this Section 2.2(a), Buyer shall not assume or pay for, and there shall be excluded from liabilities assumed by Buyer, (i) all attorneys' and accountants fees incurred by Seller in connection with the transactions contemplated hereby, all brokers' or finders' fees incurred by Seller in connection with this Agreement and similar transaction expenses all of which shall be paid by Seller, (ii) any contingent liabilities of Seller, and (iii) any liabilities of Seller which are, or would ordinarily be, covered by policies of comprehensive general liability insurance or automobile liability insurance including any deductibles or fronting arrangements related to such insurance. If and to the extent Seller has paid, or prior to the Closing shall pay, any attorneys', accountants', brokers' or similar fees related to the transactions contemplated hereby, Buyer shall receive a credit against the purchase price in the aggregate amount of such payments except to the extent such payments are or will be made from cash otherwise available for distribution to the partners of Seller pursuant to
Section 2.2(a)(ii) above.

         (b) Payment of Purchase Price. The Purchase Price, less Five Million Dollars ($5,000,000), shall be payable to Seller at the Closing by wire transfer of immediately available funds to such account as Seller shall designate in writing not less than two business days prior to the Closing Date. Five Million Dollars of the Purchase Price shall be paid in escrow to Bank of the West or such other escrow agent as may be acceptable to Buyer and Seller as escrow agent under a Post-Closing Escrow Agreement in the form of Exhibit 2.2 hereto, to be held and disbursed as provided therein. Pursuant to the Post-Closing Escrow Agreement, $5,000,000 shall be held in escrow until the date which is six months after the Closing Date, when the amount held in escrow will be reduced to $2,500,000, provided that the aggregate of claims made by or paid to Indemnified Buyer Parties (as defined in Section 11.3 hereof) on such date shall be less than $2,500,000.

         Buyer shall retire assumed Funded Indebtedness of Seller on the Closing Date. Buyer shall pay assumed trade payables within the periods Seller customarily paid trade accounts payable.

         (c) Assumption of Certain Contracts and Other Obligations. In addition to Funded Indebtedness and trade accounts payable, Buyer shall assume and perform the following obligations of Seller:

               (i) all obligations of Seller arising or accruing after the Effective Time in respect of Seller's contracts, agreements and arrangements with its customers providing for storage of business records at customary rates;

               (ii) Seller's obligations under the vehicle and equipment leases listed on Schedule 3.5;

               (iii) miscellaneous contracts for goods and services to be delivered or performed after the Effective Time, provided that any of such contracts which require payment of more than $10,000 or cannot be cancelled on sixty days' notice or less shall have been identified on a Schedule hereto;

               (iv) Seller's obligations under the Leases;

               (v) other executory agreements or arrangements relating to the ongoing operations of the Business in the ordinary course, provided that any of such agreements or arrangements which require payment of more than $10,000 or cannot be cancelled on sixty days' notice or less shall have been identified on a Schedule hereto or in the preliminary title reports for the Owned Premises described in Section 3.11;

               (vi) real and personal property taxes with respect to the Subject Assets which are not delinquent; and

               (vii) accrued salary, vacation, sick leave and other benefits for Seller's employees of the Business, excluding severance benefits payable under Seller's severance policy for senior management employees which are payable to Thomas R. Morehouse, Richard Stehr, Leston Faulds and Terry McCord, which excluded obligations shall remain the obligations of Seller. Notwithstanding the foregoing, Buyer will be responsible for "normal" severance benefits payable to Terry McCord.

         Notwithstanding any other provision to the contrary in this Agreement, Buyer shall not be required by this Agreement to assume any contingent obligations or claims against Seller related to the operation of the Business prior to the Effective Time.

Section 2.3 Allocation. The Purchase Price shall be allocated among the Subject Assets as set forth on Schedule 2.3, and the parties shall report the transactions contemplated hereby in a manner consistent with such allocation for tax purposes.

Section 2.4 Confirmation of Assumed Liabilities. Prior to the Closing Date Buyer and Seller shall prepare an estimated statement of Funded Indebtedness and trade accounts payable, deferred revenues and other accrued expenses of Seller to be assumed by Buyer as of the Effective Time. During a period of 60 days after the Closing Date Buyer shall have the right to review or audit Seller's operations with respect to the period from January 1, 1997 through the Closing Date to confirm that the amount of Funded Indebtedness, trade accounts payable, deferred revenue and other accrued expenses of Seller assumed by Buyer as of the Effective Time (the "Assumed Liabilities"); and the amount of cash distributions made by Seller to its partners during such period, are consistent with the limitations in respect of such assumed obligations and distributions set forth in Section 2.2(a).

If Buyer tentatively determines that the Assumed Liabilities are inconsistent with the limitations then set forth in Section 2.2(a), and if the aggregate of such adjustments is greater than $25,000, Buyer shall so notify Seller in writing ("Buyer's Section 2.4 Notice"). Such notice will state the amount of any proposed adjustment deriving from such inconsistency (which adjustment shall disregard the $25,000 threshold). If requested by Seller, Buyer will provide information in reasonable detail describing the basis for Buyer's determination. If Seller has any objections to Buyer's Section 2.4 Notice, Seller will deliver a detailed statement of its objections to Buyer's Section 2.4 Notice within thirty days after Buyer's receipt thereof. The parties will thereafter confer and attempt to resolve any disagreement with respect to the Section 2.4 Notice. If the parties are unable to reach agreement on any matters contained in the
Section 2.4 Notice within thirty days after receipt of Seller's objection, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any unresolved issues. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm (other than Arthur Andersen LLP) by lot. Such accounting firm shall make a final determination as to any matters raised by the Section 2.4 Notice then unresolved, and such determination, expressed in writing, shall be final and binding on the parties.

Buyer and Seller shall be responsible for the fees of the accounting firm as follows:

               (a) if the accounting firm resolves all of the remaining objections in favor of Buyer, Seller will be responsible for all of the fees and expenses of the accounting firm;

               (b) if the accounting firm resolves all of the remaining objections in favor of Seller, Buyer will be responsible for all of the fees and expenses of the accounting firm; and

               (c) if the accounting firm resolves some of the remaining objections in favor of Buyer and the rest of the remaining objections in favor of Seller, Seller and Buyer shall share in such fees and expenses in proportion to the dollar value of the issues decided in favor of each.

                    (ARTICLE III COMMENCES ON THE NEXT PAGE)

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows as of the date hereof:

Section 3.1 Organization and Good Standing. Seller is a limited partnership duly organized and validly existing under the laws of the State of California, and has all requisite power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is not required by the nature or location of the Subject Assets to be qualified to do business as a foreign limited partnership in any jurisdiction where failure to so qualify would have a material adverse impact on the Business.

Section 3.2 Authorization. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller, the general partners of Seller and the limited partners of Seller. This Agreement has been, and the other agreements and documents required to be delivered by Seller, in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller, by one or more of the general partners of Seller as duly authorized general partners of Seller; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies (the "Enforceability Limits").

Section 3.3 Compliance With Other Instruments. Except as set forth on Schedule 3.3, neither the execution and delivery by Seller of this Agreement and the Seller's Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Seller pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Seller is bound, to which Seller is a party, or to which the assets of Seller is subject except for (i) such of the foregoing which would not result in a material adverse effect on the Business taken as a whole; and (ii) the consents of any customers pursuant to their contracts; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the agreement of limited partnership or certificate of limited partnership of Seller, as both are presently in effect.

Section 3.4 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Seller's execution and delivery of this Agreement or the consummation by either of the transactions contemplated hereby and thereby other than (i) as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as set forth in Schedules 3.3 and 3.4, (iii) the consent of any customers pursuant to their contracts, (iv) the consent of any suppliers of goods or services to Seller whose contracts with Seller are assumed by Buyer, and (v) the consent of the general partners and limited partners of Seller (which have previously been obtained).

Section 3.5 Title to Subject Assets; Sufficiency. Seller has, or at Closing will have, good and marketable title to all the Tangible Assets and Interests, excluding the Leased Premises, the Owned Premises and those Tangible Assets or Interests leased or licensed by Seller as disclosed in one or more of the schedules to this Agreement, free and clear of all Encumbrances except as set forth on Schedule 3.5, which Schedule identifies leases for vehicles and equipment as well as Encumbrances, except (i) liens securing Funded Indebtedness reflected in Seller's December 31, 1996 balance sheet; (ii) liens for current taxes not yet due and payable; and (iii) such imperfections of title or other liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the operation of the Business. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Subject Assets or the use thereof by Seller. The Subject Assets include all assets regularly used by Seller in the operation of the Business.

Section 3.6 Contracts and Other Interests.

               (a) Except as disclosed on Schedule 3.6, Part A, all material contracts (including all customer contracts) are in full force and effect, valid and enforceable in accordance with their respective terms against Seller and, to Seller's knowledge, against the other parties thereto, and to Seller's knowledge (after inquiry of those employees of Seller who because of their position or responsibility are in a position to be aware of any such defaults), there are no existing defaults of Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller under any material contracts, nor are material amendments pending with respect to any material contracts.

               (b) Except as set forth on Schedule 3.6, Part B, all of Seller's customers have executed storage and service agreements with Seller pursuant to which Seller's liability in the event of the loss or destruction of, or damage to, stored material is limited to $2.00 per carton or other storage unit.

               (c) Schedule 3.6, Part C lists Seller's twenty largest paper customers and ten largest magnetic media customers (measured by storage revenue during the six-month period ended June 30, 1997). Seller has delivered a copy of its contract with each such customer to Buyer.

               (d) Except as set forth in Schedule 3.6, Part D, Seller has no contracts with customers under which Seller has agreed to perform move-in services at no or reduced cost, or to pay permanent removal charges from such customer's current storage facility, except any such contracts wherein Seller has completed performance of such move-in services or payment.

               (e) Seller has no oral agreements with customers which require Seller to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Seller's written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts.

               (f) Schedule 3.6, Part F, lists all of Seller's major customers which have notified Seller either orally or in writing that such customers intend to terminate their business relationship with Seller or to materially reduce their volume of business with Seller since January 1, 1996. For purposes of this Section 3.6(f), "major customers" shall mean customers to which Seller's billings for the six months ended June 30, 1997 exceeded $50,000.

Section 3.7 Taxes. Seller has filed all federal, state and local income tax returns, and Seller has filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax), required to be filed by it and has paid all taxes owing by it, including any interest and penalties thereon, except taxes which have not yet accrued (or, with respect to Owned Premises, taxes not delinquent) or otherwise become due for which adequate provision has been made.

Section 3.8 Litigation; Claims; Defaults. Except as set forth in Schedule 3.8, Seller has not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller is a party, nor any administrative, arbitration or other proceeding pending or, to Seller's knowledge, threatened against Seller in respect of the Subject Assets or the Business. Except as set forth on Schedule 3.8, during the past six months Seller has not received any material written assertions from customers of the Business to the effect that their materials stored with Seller have been lost, damaged or inappropriately destroyed or that such customers are being billed inaccurately for storage of materials or records. Buyer shall not be deemed to have assumed responsibility for any matter disclosed on Schedule 3.8 by reason of such disclosure. Seller is not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to Seller. Seller is not charged or to Seller's knowledge (without investigation other than inquiry of employees of Seller whose responsibilities place them in a position to be aware of such matters) threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

Section 3.9 Compliance with Laws. To Seller's knowledge (after inquiry by Thomas
R. Morehouse, Leston Faulds or Richard Stehr, of employees of Seller whose position or responsibilities place them in a position to be aware of such matters), Seller has complied, and through the Closing Seller will comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets, and Seller has received no notice that it is not in such compliance with such laws, rules and regulations. Seller possesses such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in all material respects, all of which are listed on Schedule 3.9 and copies of which have been delivered to Buyer; and Seller has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

Section 3.10 Certain Environmental Matters. Except as disclosed in the surveys and reports disclosed in Schedule 3.10, to Seller's knowledge, Seller is operating and has operated the Business in the Leased Premises and the Owned Premises in substantially full compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws and regulations of the State of California as such statute or regulation has been amended from time to time ("Environmental Laws and Regulations"). Seller has not knowingly accepted for storage, and to the best of its knowledge does not store, any nitrate film or any hazardous substance or hazardous material in the Leased Premises or the Owned Premises except for de minimis amounts used in the ordinary course of business. Seller has never knowingly caused the release from the Leased Premises or the Owned Premises of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance", "release" and "environment" shall have the same meanings as that term is defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as those terms are defined by Environmental Laws and Regulations. Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, to the best of Seller's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Leased Premises or the Owned Premises. Except as disclosed in the surveys and reports disclosed in Schedule 3.10, and except for the presence of asbestos in the Leased Premises at 50 Crisp Street, San Francisco, to the best of Seller's knowledge (without having conducted an investigation), the Leased Premises and the Owned Premises do not contain (i) any asbestos, (ii) any polychlorinated biphenyl (PCB) substances or (iii) any waste petroleum products, and Seller has received no notices from any governmental agency to such effect. Seller has delivered to Buyer copies of all environmental surveys in Seller's possession related to the Leased Premises and the Owned Premises, all of which are identified in Schedule 3.10.

Section 3.11 Real Property. The Leased Premises and the Owned Premises constitute all of the real property that Seller owns or leases. With respect to each of the Owned Premises, except as disclosed in Schedule 3.11:

         (a) Seller has title to each parcel of real property constituting part of the Owned Premises as described in the following preliminary title reports:

                    (i) with respect to 1350 West Grand Avenue, Oakland, California, Seller's title is subject to the matters disclosed in that certain Preliminary Title Report issued by Chicago Title Insurance Company dated as of July 11, 1997; and

                    (ii) with respect to the Madrone Way, Felton, California property, Seller's title is subject to the matters disclosed in that certain Preliminary Title Report issued by First American Title Insurance Company dated as of July 21, 1997;

         (b) Seller has received no notices regarding pending condemnation proceedings, lawsuits, or administrative actions relating to the Owned Premises or other matters affecting materially and adversely the current use, occupancy or value thereof nor, to the knowledge of Seller, are any such actions threatened;

         (c) to Seller's knowledge,, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and Seller has received no notice as to any such matters;

         (d) to Seller's knowledge, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof, are in compliance with applicable building, fire, electrical and similar codes and have been operated and maintained in accordance with applicable laws, rules, and regulations, and Seller has received no notice to the effect that Seller lacks any approvals or that the facilities are not so in compliance;

         (e) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the real property;

         (f) there are no outstanding options or rights of first refusal to purchase the real property, or any portion thereof or interest therein;

         (g) there are no parties (other than Seller) in possession of either parcel of real property; and

         (h) all facilities located on the real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property.

With respect to each of the Leased Premises, except as disclosed in Schedule
3.11:

         (a) Seller has delivered to Buyer a complete and correct copy of the Lease related to such Leased Premises;

         (b) the Lease is legal, valid, binding upon Seller (and to its knowledge, the Lessor), enforceable (subject to the Enforceability Limits), and in full force and effect;

         (c) upon obtaining the consents described in Schedules 3.3 and 3.4, the Lease (including any option to extend, expand or purchase, and any right of first refusal or right of first offer) will continue to be legal, valid, binding, enforceable, and in full force and effect to the extent represented in the immediately preceding subparagraph (b) on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 6.4);

         (d) to Seller's knowledge, no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (e) no party to the Lease has repudiated any provision thereof;

         (f) there are no disputes, oral agreements or forbearance programs in effect as to the Lease;

         (g) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

         (h) to the best of Seller's knowledge, all facilities leased thereunder (including alterations constructed by Seller and shelving installed by Seller) have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

         (i) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 3.12 No Inconsistent Agreements. Seller has not entered into any letter of intent, preliminary agreement or other agreement, written or oral, with any other party which would be inconsistent with the terms of this Agreement.

Section 3.13 Financial Statements. Seller has previously delivered to Buyer Seller's (i) audited annual income and expense statement and balance sheet for the year ended December 31, 1996, (ii) reviewed annual income and expense statement and balance sheet for the year ended December 31, 1995 and (iii) unaudited statements for the six months ended June 30, 1997 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects for the periods covered and fairly present the results of operation of the Business for the periods covered. Except as described in
Schedule 3.13, the Financial Statements for the years ended December 31, 1996 and 1995 were prepared pursuant to GAAP, consistently applied; the Financial Statements for the six months ended June 30, 1997 were prepared on a basis consistent with the Financial Statements for the year ended December 31, 1996, except for accruals normally performed at year-end, such as bonuses and profit-sharing, and other customary year-end adjustments and other adjustments required by GAAP, none of which are material, either individually or in the aggregate.

Section 3.14 ERISA Plans. Schedule 3.14 lists the Employee Pension Benefit Plans or Employee Welfare Benefit Plans, as each term is defined in the Employee Retirement Income Security Act of 1974, maintained by Seller for the employees of the Business.

Section 3.15 Condition of Subject Assets. Except as disclosed in Schedule 3.8, all the material Tangible Assets are at present, and will be as of the Closing Date, in good operating condition, normal wear and tear excepted, and Seller has not received written notice of any violation of the Occupational Safety and Health Act with respect thereto, or rules and regulations issued thereunder, and to the best of Seller's knowledge, Seller is not in violation of such Act, rules or regulations.

Section 3.16 Customers Seeking Bids. Except as otherwise stated in Schedule 3.16, to Seller's knowledge (without investigation other than inquiry of employees of Seller whose responsibilities place them in a position to be aware of such matters), Seller has no customers to which billings for the six months ended June 30, 1997 exceeded $50,000 whose storage business is or has within 90 days prior to the date of this Agreement been the subject of competitive bidding procedures.

Section 3.17 No Material Undisclosed Liabilities. Except as described in this Agreement or reflected in the Financial Statements, there is no liability or obligation of Seller related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since December 31, 1996 and are not material in the aggregate to the Business.

Section 3.18 Personnel Information. Schedule 3.18 lists the names of all full- and part-time employees of Seller (or leased employees utilized by Seller) who perform services for the Business and sets forth a brief job description or title and compensation for each such person. Schedule 3.18 also sets forth a list of all written and oral employment and noncompetition agreements with Seller's employees employed in the Business, excluding Seller's employment agreement with Thomas R. Morehouse.

Section 3.19 Patents, Trademarks, Etc. Except for the trade names "Filesafe" and "Records Retention", which are unregistered trades name used by Seller, Seller has no trademarks, service marks, trade names, copyrights, computer programs or programs rights, patents, licenses or other similar intangible property rights and interests which it uses in connection with the Business.

Section 3.20 Intellectual Property. Except for possible unauthorized copies of generally available software which are being used by Seller's employees (none of which Seller is aware), to Seller's knowledge, Seller owns or has the right to use pursuant to license, sublicense or other agreement all computer programs, software, customer information, technology and know-how necessary for the operation of the Business as presently conducted. Each item of such intellectual property owned or used by Seller prior to the closing will be available to Buyer on the same terms.

Section 3.21 Labor Relations. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, stoppage or other material interference with or impairment by labor of the business of Seller pending or, to the knowledge of Seller (without investigation), threatened or contemplated against or directly affecting the Business. Seller's employees are not represented by any labor or trade union, nor, to the knowledge of Seller, has there been any attempt to organize Seller's employees during the three-year period prior to the date hereof.

Section 3.22 Insurance. There is in force comprehensive general liability and casualty insurance for the Subject Assets and the Business which, in the reasonable opinion of Seller, is appropriate and adequate coverage for such assets and operations.

Section 3.23 Trade Secrets and Customer Lists. Seller has received no written claims challenging its right to use any trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. To the best of its knowledge (without investigation), Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee or Seller.

Section 3.24 Transactions with Interested Persons. Except as set forth on
Schedule 3.24, Seller is not an affiliate of any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

Section 3.25 Records Services and Storage. Except as described in Schedule 3.25, substantially all items received and stored by Seller on behalf of customers (singly or in the aggregate) are held in storage by Seller and are locatable and accessible without extraordinary effort except for items withdrawn or destroyed at the respective customer's request. The stored items for which customers are billed exist and, in all material respects, can be accounted for.

Section 3.26 Filing; Destructions, Etc. Except as described in Schedule 3.26, Seller has shelved or refiled substantially all records received for filing or refiling more than two business days prior to the date hereof. Seller has completed substantially all destructions and other inventory and special-service projects for which Seller has invoiced, recorded as revenue and/or received payment.

Section 3.27 Business in Ordinary Course. From December 31, 1996 until the date hereof, except for the distribution of the Source File business, the Business has been conducted in the ordinary course in accordance with past practice. Without limiting the generality of the foregoing, Seller has not, since December 31, 1996

               (i) mortgaged or pledged any of its property or assets;

               (ii) sold, assigned, transferred or waived rights with respect to any material part of the Subject Assets (except in the ordinary course of business);

               (iii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its personnel or employees (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

               (iv) changed its billing, accounts payable, collections or other cash management practices;

               (v) made any payments or distributions to its partners in excess of net income or paid to its employees any bonuses or special cash payments in excess of regular compensation; or

               (vi) agreed to take any of the foregoing actions.

Section 3.28 No Material Adverse Change. There has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operation (including operating cash flow), other than possible industry-wide changes, as to which Seller makes no representation, between December 31, 1996 and the date hereof.

Section 3.29 Funded Indebtedness. The terms of the Funded Indebtedness do not require, or permit the holder thereof to require, a prepayment premium or penalty upon payment in full of such indebtedness prior to its stated maturity.



                     (ARTICLE IV COMMENCES ON THE NEXT PAGE)

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement. Buyer is duly qualified to do business in the State of California

Section 4.2 Authorization. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3 Compliance with Other Instruments. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or by-laws of Buyer.

Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 No Governmental or Other Authorization Required. Except as required by the HSR Act, and as described in Schedules 3.3 and 3.4, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.


                     (ARTICLE V COMMENCES ON THE NEXT PAGE)

                                    ARTICLE V
                             PRE-CLOSING AGREEMENTS

Section 5.1 Access to Information and Facilities. Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business. Buyer shall conduct its examinations off Seller's premises unless Seller agrees otherwise.

Section 5.2 Confidentiality.

         (a) Seller and Buyer shall not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by each to the other (including confidential information transmitted by each to its representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and representatives who need to know such information in connection with this Agreement or except to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality. Such obligation of confidentiality extends to the additional financial statements described in Section 5.3.

         (b) Notwithstanding the foregoing, (i) Buyer's parent, Iron Mountain Incorporated ("IMI"), shall have the right to include disclosure regarding the transactions contemplated by this Agreement in any registration statement, filing or other report which IMI, Buyer or any of their respective affiliates files with the Securities and Exchange Commission or the National Association of Securities Dealers, including in each case any financial and other information concerning Seller and the transactions contemplated hereby required in connection therewith, and Buyer or IMI may disclose the existence of this Agreement in connection with the issuance of securities of either of them; (ii) disclosure of such information may be made to the extent required by judicial or regulatory process, and reviews by financial institutions which are lenders to either party; and (iii) such information may be used to the extent necessary as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

         (c) In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately on request. The confidentiality obligation set forth in this Section 5.2 shall survive termination of this Agreement.

         (d) Each party agrees that the confidential information of the other party is unique and that its release or misuse in contravention of the terms of this Agreement may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection therewith the parties waive the claim or defense that an adequate remedy exists at law or that a bond is necessary.

Section 5.3 Additional Financial Statements. Buyer anticipates that IMI will be required by statute or regulation to file or disclose financial information related to the Business with the

Securities and Exchange Commission which is in addition to information prepared by Seller and previously delivered to Buyer. Seller shall make available to Buyer any relevant financial information related to the Business or the Subject Assets not previously delivered to Buyer and otherwise cooperate with Buyer, at Buyer's expense, in preparing, or causing Seller's auditors to prepare, such information. If requested by Buyer, Seller shall use commercially reasonable efforts to obtain Seller's auditors' consent to Buyer's use of financial statements which they have audited, or shall consent to Seller's auditors' preparing required audits for Buyer (including audited financial statements of Seller for the year ended December 31, 1995), and shall use its commercially reasonable best efforts to cause Seller's auditors to prepare such required audited financial statements. Such audited financial statements will be prepared in accordance with Regulation S-X under the Securities Act of 1933, and will be prepared no later than September 12, 1997. Buyer shall have the right to file and disclose such information as required by any such law, statute or regulation, including, without limitation, as contemplated by Section 5.2(b) hereof.

Section 5.4 Communications to Seller's Employees. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees and customers of the Business in respect of the transactions contemplated hereby; provided that Seller may elect to inform its employees of the pending transaction if it determines such disclosure is necessary or desirable.

Section 5.5 Continued Efforts. Seller shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller, and (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller.

Buyer shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Buyer, and (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Buyer.

Section 5.6 Operation of Business Prior to Closing. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice, and shall use its commercially reasonable efforts to maintain and service the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Seller shall not take any of the actions described in clauses (i) through (vi) of Section 3.27.

Section 5.7 HSR Act Filing. Promptly after the execution of the Agreement, Buyer and Seller shall each prepare and file a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each shall file any related materials that it may be required to file, shall use its commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Buyer and Seller shall share equally the HSR Act filing fees; provided that Buyer shall pay such filing fees and receive a credit therefor against the purchase price at the Closing. If the Closing does not occur, and this Agreement is terminated by either party, Seller shall have no obligation to reimburse Buyer for one-half of the HSR Act filing fees.

Section 5.8 Seller's Employees. Buyer expects to offer employment to substantially all of Seller's employees, subject to pre-closing review of staffing levels and employee job performance;

provided that Buyer shall not be obligated to offer employment to (i) Thomas R. Morehouse and Sherry Ramm, or (ii) any other employee of Seller in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Buyer. Any of Seller's employees offered employment by Buyer shall be employed on substantially the same terms as their employment with Seller. As of the Closing, Buyer shall provide coverage to those employees of Seller who accept offers of employment with Buyer under Buyer's normal employee benefit plans, programs or arrangements, including participation in Buyer's 401(k) profit sharing plan. For purposes of determining eligibility and vesting, Buyer agrees that any such transferred employee's service with Seller shall be credited under the terms of any of Buyer's employee benefit plans, programs or arrangements, to the extent established, continued or otherwise sponsored after the Closing. Buyer shall also extend coverage to all such transferred employees under Buyer's health benefits program without the imposition of any pre-existing condition exclusion.

Section 5.9 Termination of 401(k) Plan. Prior to the Closing Date Seller shall take such actions as are necessary or appropriate to terminate the 401(k) profit sharing plan maintained by Seller for its employees and distribute to such employees their interests therein.




                     (ARTICLE VI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VI
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 Accuracy of Representations and Performance of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Seller shall have furnished Buyer with a certificate to that effect.

Section 6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened in writing or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby shall not constitute a failure to satisfy this condition), and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 6.3 Noncompetition and Nondisclosure Agreement. Seller, the general partners of Seller and Thomas R. Morehouse shall have each executed and delivered a Noncompetition and Confidentiality Agreement in the form of Exhibit 6.3(i) through (iv). The Noncompetition and Confidentiality Agreement to be signed by Mr. Morehouse will specifically permit him to engage in the software escrow business.

Section 6.4 Leases for Leased Premises. Seller shall have assigned to Buyer its interest as tenant in each of the Leases for the Leased Premises, the landlord under each of such Leases shall have consented thereto and shall have confirmed that any option to extend the term, expand the premises or buy the leased real estate, and any right of first refusal or right of first offer set forth in the Lease shall be available to Buyer, and (if required under the terms of any applicable deed of trust), the beneficiary of any deed of trust affecting the Leased Premises shall have consented thereto and executed a subordination, non-disturbance and attornment agreement.

Section 6.5 Third Party Consents. Seller shall have procured all of the third party consents identified in Section 3.4.

Section 6.6 Title Matters.

         (a) The applicable title insurance company shall be prepared to issue the following title insurance policies upon delivery of deeds, discharges of mortgages and other liens identified in the applicable Preliminary Title Report and other customary closing documentation.

         With respect to each of the Owned Premises, an ALTA Owner's Policy of Title Insurance Form B-1987 issued by the applicable title insurance company, in such amount as the Buyer reasonably may determine to be the fair market value of such Owned Premises (including all improvements located thereon), insuring title to such real property to be in the Buyer as of the Closing subject only to the title exceptions described in the Preliminary Title Reports described in Section 3.11(a) (the "Permitted Exceptions").

         Each title insurance commitment and policy shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement
3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey (as defined in Section 6.7) delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property or across insured easement, and (F) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

         (b) Seller shall be prepared to deliver the following documents, certificates and affidavits:

               (i) certificate of non-foreign ownership

               (ii) affidavit as to parties-in-possession and mechanics' liens;

               (iii) documentation required by the applicable title insurance company concerning partnership authorization for the conveyance; and

               (iv) other certificates described in the Preliminary Title Reports in order to issue the title insurance policies described in Section 6.6(a).

Section 6.7 Surveys. With respect to each parcel of the Owned Premises, Buyer will procure in preparation for the Closing a current survey of the real property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Surveys shall not disclose any survey defect or encroachment from or onto the real property other than (i) those which have been cured or insured over prior to the Closing or (ii) those which are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the operation of the Business.

Section 6.8 Environmental Analysis. No environmental analysis, survey, asbestos assessment or other study undertaken by Buyer and related to the compliance of the Owned Premises with Environmental Laws and Regulations shall have disclosed any condition of the Owned Premises which requires remediation, removal of material or other corrective action, or which imposes a risk of cost or liability on the owner of such real property which could reasonably be expected to cost more than $100,000, individually or in the aggregate.

Section 6.9 Evidence of Approval. Seller shall deliver certified copies of written records of actions taken by the General Partners and limited partners of Seller pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate executed by the secretary or assistant secretary of the General Partners as to the due election, qualification and incumbency and valid signature of the person or persons authorized to sign this Agreement or any document, instrument or certificate to be delivered hereunder on behalf of the General Partners.

Section 6.10 No Material Adverse Change. There shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operations (including operating cash flow) between December 31, 1996 and the Closing Date.

Section 6.11 Opinion of Seller's Counsel. Seller shall have delivered the opinion of Seller's counsel, Steinhart & Falconer, LLP, substantially in the form of Exhibit 6.11 hereto or as otherwise agreed by the parties.

Section 6.12 Shelving. Seller shall have completed installation of, and paid for, sufficient shelving at the Sunnyvale facility to shelve all records currently on the floor or on pallets, and shall have placed such records on such shelving.

Section 6.13 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated.

Section 6.14 Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement shall have been executed by the parties thereto.

Section 6.15 Payment of Funded Indebtedness. Seller shall have provided to Buyer payoff letters or similar documentation evidencing the amounts required to retire in full all Funded Indebtedness as of the Closing Date, and committing to provide discharges or terminations of all mortgages, deeds of trusts, and security interests securing Funded Indebtedness.

Section 6.16 Amendment of Leases. The leases between Seller and each of Source File, Inc. and Versa Trac, Inc. for space in the Oakland Owned Premises shall have been amended to provide that the terms thereof will expire on December 31, 1997.

Section 6.17 Further Documents. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's general counsel may reasonably request in connection therewith.




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


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller with Buyer's certificate to that effect.

Section 7.2 Approval. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 7.4 Opinion of Buyer's General Counsel. Buyer's General Counsel shall have delivered his opinion in the form of Exhibit 7.4 hereto.

Section 7.5 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated.

Section 7.6 Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement shall have been executed by the parties thereto.

Section 7.7 Payment of Funded Indebtedness. Buyer shall be prepared to pay in full the Funded Indebtedness outstanding as of the Closing Date subject to the limit in Section 2.2(a).

Section 7.8 Further Documents. Buyer shall have executed and delivered to Seller such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements as Seller's counsel may reasonably request in connection therewith.



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


                                  ARTICLE VIII
                                   THE CLOSING

Section 8.1 Closing and Closing Provisions. The Closing shall be effected by delivery of documents at the office of Steinhart & Falconer LLP, 333 Market Street, San Francisco, California 94105, and payment of the Purchase Price as provided herein or in such other manner and at such place as the parties may agree.

Section 8.2 Deliveries by Seller and General Partners. At or prior to the Closing, Seller and General Partners shall execute and deliver to Buyer all of the matters, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

Section 8.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Seller and the Escrow Agent the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement.








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


                                   ARTICLE IX
                              POST-CLOSING MATTERS

Section 9.1 Records of the Business. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller's request, access to and the right to make copies of those records and documents which report the conduct of the Business or the results thereof as may be necessary in connection with Seller's affairs or the Business, at Buyer's customary fees therefor. If Seller notifies Buyer that Seller requires retention of such records beyond four years, Seller shall have the right to take such records or pay Buyer's customary storage charges for such post-four-year period.

Seller shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Seller, and shall grant access thereto to Buyer upon reasonable request.

Section 9.2 Public Announcement. Except as provided in Section 5.2(b), no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.






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


                                    ARTICLE X
                                   TERMINATION

Section 10.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

         (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or
(B) if the Closing shall not have occurred on or before November 1, 1997, by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

         (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or
(B) if the Closing shall not have occurred on or before November 1, 1997, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 10.2 Effect of Termination. If either party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the parties hereunder, other than the confidentiality obligation set forth in Section 5.2, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

Section 10.3 Risk of Loss. Prior to Closing, the risk of loss, damage or destruction with respect to the Subject Assets shall be borne solely by Seller.






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                                                                              25

                                   ARTICLE XI
                                 INDEMNIFICATION

Section 11.1 General Indemnification Obligation of Seller.

         (a) From and after the Closing, Seller shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, legal fees, litigation costs, fines and judgments) incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

               (i) any and all liabilities and obligations of Seller of any nature whatsoever (including liabilities for Taxes) arising from or incurred in the operation of the Business prior to the Closing Date, except for those liabilities and obligations of Seller which Buyer specifically assumes pursuant to this Agreement;

               (ii) other than as described at (iii) below, any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party to the extent relating to Seller or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement;

               (iii) any cost, claim, expense or liability (including legal fees and costs of litigation) which Buyer may incur or with which Buyer may be threatened in writing by a customer in excess of $2.00 per carton, linear foot of open-shelf files, disk pack or other storage unit in connection with lost, damaged or destroyed records of customers with which Seller did not, as of the Closing Date, have a contract which limited Seller's liability in the event of loss, damage or destruction to such amount, , if such loss, damage or destruction (i) occurred prior to the Closing Date, or (ii) is such that it cannot be determined with reasonable certainty whether the date of the loss, destruction or damage occurred prior to or after the Closing Date; provided that with respect to any loss described in this clause (ii), Seller shall indemnify Buyer for only 50% of the cost, claim, expense or liability related thereto; and further provided that Seller acknowledges that the 6,500 cartons referred to in
Schedule 3.25 are cartons which, if lost, damaged or inadvertently destroyed, suffered such event prior to the Closing Date occurred after the Closing Date; and

               (iv) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer at the Closing pursuant hereto.

         (b) Notwithstanding anything herein contained to the contrary, neither Seller nor any of its partners shall have any obligations to Buyer under Section
11.1 with respect to any claim of which Buyer gives notice to Seller later than December 15, 1998, and any such claims shall be expressly limited to the extent provided in subparagraphs (c), (d) and (e) of this Section 11.1.

         (c) Notwithstanding any other provision herein contained, Seller shall not have any indemnification obligation with respect to the first $150,000 of total claims incurred under Section 11.1; provided, that if such threshold is reached, Seller shall be liable for all costs, losses and expenses incurred by Buyer without regard to the threshold.

         (d) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

         (e) Seller and Buyer agree that the $5,000,000 in cash representing a deferred portion of the purchase price as set forth in Section 2.2(b) above (the "Indemnity Funds") will be held pursuant to the terms and conditions of the Post-Closing Escrow Agreement and this Agreement. Notwithstanding any other provision herein contained, neither Seller nor any of its partners shall have any indemnification obligation for total claims incurred under Section 11.1 in excess of the balance of the Indemnity Funds then held by the Escrow Agent under the Post-Closing Escrow Agreement, and the exclusive recourse of Buyer for claims incurred under Section 11.1 shall be the Indemnity Funds.

Section 11.2      General Indemnification Obligation of Buyer.

         (a) From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of any and all damages (excluding consequential damages, lost profits, lost business opportunities and incidental damages), losses, deficiencies, liabilities, costs and expenses (including assessments, legal fees, litigation costs, fines and judgments) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

               (i) any and all liabilities and obligations of Seller which have been specifically assumed by Buyer pursuant to this Agreement;

               (ii) any and all liabilities and obligations arising from or incurred in the operation of the Business after the Closing Date;

               (iii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party to the extent relating to Buyer or the Business to the extent (and only to the extent) the reason therefor or subject thereof arose or occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Buyer or any director, officer, employee, agent, representative or subcontractor of Buyer; and

               (iv) any material misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement.

         (b) Notwithstanding anything herein contained to the contrary, Buyer shall have no obligations to Seller under Section 11.2(a)(iv) with respect to any claim of which Seller gives notice to Buyer later than December 15, 1998. Such limitation shall not limit Buyer's obligations under Section 11.2(a)(i) through (iii).

         (c) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

Section 11.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller (the "Indemnifying Party") would be liable to an Indemnified Buyer Party hereunder is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall promptly (and in case of claims under Section 11.1(a)(iii), within thirty days after Buyer has knowledge of such claim) notify Seller of such claim or demand, specifying in reasonable detail the nature of such claim or demand, the specific provisions of this agreement alleged to have been breached, and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Buyer Party (A) whether or not it disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Buyer Party against any such claim or demand.

         (a) If Indemnifying Party disputes its obligation to indemnify Buyer with respect to such claim or demand or the amount thereof (whether or not Indemnifying Party desires to defend the Indemnified Buyer Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 11.5 hereof. Pending the resolution of any dispute by Indemnifying Party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld or delayed.

         (b) In the event that Indemnifying Party notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand then, except as hereinafter provided, Indemnifying Party shall have the right to defend the Indemnified Buyer Party, at the Indemnifying Party's sole cost and expense, by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnified Buyer Party becoming subject to further liability in respect of such matter; provided, however, Indemnifying Party shall not, without the prior written consent of the Indemnified Buyer Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance satisfactory to the Indemnified Buyer Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

         (c) (i) If Indemnifying Party elects not to defend the Indemnified Buyer Party against such claim or demand, whether by not giving the Indemnified Buyer Party timely notice as provided above or otherwise, then the amount of any such claim or demand as reduced to judgment or settlement, or if the same be defended by Indemnifying Party or by the Indemnified Buyer Party (but none of the Indemnified Buyer Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnifying Party hereunder, unless Indemnifying Party shall have disputed its liability to the Indemnified Buyer Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in Section 11.5 hereof.

               (ii) In the event an Indemnified Buyer Party should have a claim against Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Indemnifying Party. If Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 11.5 hereof.

         (d) All claims for indemnification by Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Buyer Party", "Buyer" for "Indemnifying Party" and variations thereof.

Section 11.4 Payment. Upon the determination of liability under Section 11.3 or
11.5 hereof, the appropriate party shall pay, or cause the Escrow Agent to pay, to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder; provided that any Indemnified Buyer Party's right to receive payment shall be limited to the balance of the Indemnity Funds then held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

Section 11.5 Arbitration.

         (i) All disputes under this Article XI or otherwise arising under this Agreement shall be settled by arbitration in San Francisco, California, before three arbitrators pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 11.5. The arbitrators shall be selected by the joint agreement of Seller and Buyer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto and not subject to appeal, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. For purposes of this Section 11.5, in any arbitration hereunder in which any claim or the amount thereof stated in the Buyer's notice of claim is at issue, Buyer shall be deemed to be the non-prevailing party if the arbitrators award Buyer less than the sum of one-half (1/2) of the disputed amount; otherwise, Seller shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

         (ii) To the extent that arbitration may not be legally permitted by applicable law or statute, and the parties to any dispute hereunder do not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 11.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

Section 11.6 Compliance with Bulk Sales Law. Buyer and Seller hereby waive compliance by Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

Section 11.7 Other Rights and Remedies. The indemnification rights of the parties under this Article XI and the parties' rights and obligations set forth in Section 2.4, are such parties' sole rights and remedies under this Agreement and with respect to disputes arising herefrom, and are in lieu of, and not in addition to, rights and remedies a party may otherwise have at law or in equity.






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


                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

Section 12.1 Commissions. Each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement (except that Seller has engaged the services of TM Capital Corp., for whose fees Seller shall be solely responsible) and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

Section 12.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Buyer shall be responsible for the cost of the Preliminary Title Reports, premiums for title insurance policies and the Surveys.

Section 12.3 Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 Assignment. Except as provided in the following paragraph, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

Buyer shall have the right to assign to a wholly-owned subsidiary of Buyer its rights and obligations under this Agreement; provided that such assignment shall not release Buyer from its obligations hereunder, and Buyer shall remain fully liable for all of Buyer's obligations hereunder, including without limitation the payment of the entire Purchase Price (including contingent elements thereof).

Section 12.7 Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing until the end of the twelfth month after the Closing Date, except for ongoing agreements to indemnify the other party for post-Closing actions.

Section 12.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:

         Records Retention/Filesafe L. P.
         1350 West Grand Avenue
         Oakland, California  94607
         Attention:  Thomas R. Morehouse
         Telecopier: (510) 645-4322

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Steinhart & Falconer LLP
         333 Market Street
         San Francisco, California  94105
         Attention: George H. Gnoss, Jr.
         Telecopier: (415) 442-0856

To Buyer:

         Iron Mountain Records Management, Inc.
         745 Atlantic Avenue, 10th Floor
         Boston, Massachusetts  02111-2735
         Attention:  John F. Kenny, Jr.
         Telecopier:  (617) 350-7881

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Garry B. Watzke, Esq.
         745 Atlantic Avenue, 10th Floor
         Boston, Massachusetts  02111-2735
         Telecopier:  (617) 350-7881

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above. If Seller notifies Buyer after the Closing that Seller has been dissolved, Seller may direct Buyer to send notices to a designated representative of the General Partners.

Section 12.9 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of California (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies. The parties agree that all disputes arising under this Agreement shall be settled through arbitration procedures as described in Section 11.5.

Section 12.10 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.11 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.12 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.13 Taxes. Any California sales taxes imposed on the transaction shall be paid one-half by Seller and one-half by Buyer. With respect to Owned Property located in Oakland, California, Seller shall pay real property transfer taxes payable to the County of Alameda and Seller and Buyer shall each pay one-half of the real property transfer taxes payable to the City of Oakland. With respect to the Owned Property located in Felton, California, Seller shall pay all real property transfer taxes. Recording, escrow, deed preparation and similar fees shall be paid by the parties in accordance with the custom of the respective counties in which the Owned Interests are owned.

Seller's federal tax identification number is 94-3060079.

Buyer's federal tax identification number is 04-3038590.

Section 12.14 Disclosure. No representation or warranty made by either party in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not materially misleading.

Section 12.15 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated July 3, 1997), and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

Records Retention/Filesafe              Iron Mountain Records Management, Inc.
By Records Retention, Inc.,
   a general partner




By /s/ Charles W. King, Jr.         By /s/ John F. Kenny, Jr.
   ----------------------------        ------------------------------
   Charles W. King, Jr.                John F. Kenny, Jr.
   President                           Executive Vice President and
                                       Chief Financial Officer


By Filesafe, Inc., a general partner



By /s/ Thomas R. Morehouse
   --------------------------------
   Thomas R. Morehouse
   President

                                  SCHEDULE 2.3

                          ALLOCATION OF PURCHASE PRICE
                          ----------------------------


Asset Category
--------------

Accounts Receivable                    Actual amount as of the closing date.

Equipment                              $1,000,000

Oakland land and building    )         Fair market values determined by an appraisal
Felton land and building     )         obtained by Buyer.

Covenants not to compete,
customer lists and goodwill            Remainder of Purchase Price

                                TOTAL  $42,000,000 plus the amount of assumed liabilities
                                       and Funded Indebtedness